Exhibit 21

LIST OF SUBSIDIARIES OF REGISTRANT

	Percentage of voting securities directly or indirectly owned by Registrant:	State or Country of incorporation or organization:
MGPI Processing, Inc.	100	Kansas
MGPI of Indiana, LLC	100	Delaware